Exhibit (k)(1)

FUND SERVICING AGREEMENT

This Fund Servicing Agreement (this “Agreement”) is made and entered into effective as of the last day written on the signature page by and between RJ PRIVATE CREDIT INCOME FUND, a Delaware statutory trust (the “Fund”) and U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company; and

WHEREAS, USBGFS is, among other things, in the business of providing administration, accounting, and transfer agency functions for the benefit of its customers; and

WHEREAS, the Fund desires to retain USBGFS to provide certain services, as expressly delineated and limited herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Service Provider.

a.

The Fund hereby appoints USBGFS as a service provider to the Fund on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth on Exhibit A (the “Services”) in accordance with the terms and conditions of this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

b.

USBGFS shall not be bound by any Fund policies or procedures, or changes thereto, that purport to impose any additional duties, obligations, or care on USBGFS other than as expressly set forth herein, or that purport to affect in any way the Services or the manner in which they are provided.

c.	The Services set forth herein may not be modified or enlarged by implication or course of dealing between the Parties.

d.

USBGFS may use its affiliates to provide any of the Services. Any such affiliate shall be held to the same standard of care as USBGFS would be under this Agreement, and USBGFS shall be responsible for the provision of such Services to the same extent as if provided by USBGFS. The Fund consents to the use of such affiliates and to USBGFS providing to such affiliates any information regarding the Fund or its shareholders as may be required to provide such Services.

e.	USBGFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment.

f.	The Fund or its agent shall furnish to USBGFS the data necessary to perform the Services described herein at such times and in such form as mutually agreed upon.

g.

The Fund may from time-to-time request that USBGFS modify its internal operating procedures with respect to the provision of the Services, which request shall be provided in writing by a duly authorized officer of the Fund or by any other person authorized by the Fund to provide such request. USBGFS is under no obligation to agree to such modifications. If USBGFS agrees to comply with such request, then it shall be entitled to follow such modified operating procedure without further inquiry or diligence, and its actions or inactions in connection with following such modified operated procedures shall be deemed to be within its standard of care under Section 10 for all purposes.

2.	Compensation.

USBGFS shall be compensated for providing the Services in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBGFS in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Fund to USBGFS shall only be paid out of the assets and property of the particular Fund involved.

3.	License of Data; Warranty; Termination of Rights.

a.

USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, ICE, and Confluence Technologies to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBGFS to the Fund. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit C. The Data is being licensed, not sold, to the Fund. The Fund has a limited license to use the Data only for purposes necessary for valuing the Fund’s assets and making any required reporting relating thereto (the “License”). The Fund does not have any license or right to use the Data for purposes outside the scope of this Agreement including, but not limited to, resale to other users or for use in creating any type of historical database. The Fund acknowledges and agrees that certain Data Providers may also require the Fund to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit C shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 10 of this Agreement. The Fund acknowledges the proprietary rights that USBGFS and its Data Providers have in the Data.

b.

THE FUND HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER. USBGFS IS NOT RESPONSIBLE FOR ANY OF THE DATA ACCESSED BY THE FUND OR ANY OF ITS SERVICE PROVIDERS OR AGENTS AND USBGFS ASSUMES NO DUTY TO VERIFY SUCH DATA.

c.

USBGFS may stop supplying some or all Data to the Fund if USBGFS’ Data Providers terminate any agreement to provide Data to USBGFS. Also, USBGFS may stop supplying some or all Data to the Fund if USBGFS reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBGFS’ Data Providers demand that the Data be withheld from the Fund. USBGFS will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

d.

The Fund agrees to indemnify and hold harmless USBGFS, its Data Providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Fund’s or any third party’s use of, or inability to use, the Data or any breach by the Fund of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 10 of this Agreement.

e.

USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under Rule 30b1-9, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires the following provisions to be included in the Agreement:

The Fund agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Fund’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Fund’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Fund), and (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Fund’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Fund further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

4.	Lost Shareholder Due Diligence Searches and Servicing.

The Fund hereby acknowledges that USBGFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Costs associated with such searches will be passed through to the Fund as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit B hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes USBGFS to conduct a more in-depth search in order to seek to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder. There can be no guarantee that any in-depth search will be successful.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs.

a.

The Fund acknowledges that it had an opportunity to review, consider and approve the written procedures provided by USBGFS describing various processes used by USBGFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Fund has determined that the Procedures, as part of the Fund’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent the Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

b.

The Fund hereby instructs and directs USBGFS to implement the Procedures, as applicable, on the Fund’s behalf, as such may be amended from time to time. It is contemplated that these Procedures will be amended from time to time by USBGFS and any such amended Procedures will be provided to the Fund. Should the Fund desire that USBGFS perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in writing in the attached fee schedule.

c.

The Fund acknowledges and agrees that although it is directing USBGFS to implement the Procedures on its behalf, USBGFS is implementing the Procedures as a service provider to the Fund and the Fund is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and adoption by the Fund’s Board of Trustees (the “Board”) of the Fund’s own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.

d.

The Fund further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Fund. The Fund has had the opportunity to discuss the Procedures with USBGFS, and the Fund understands and agrees which portions of the Procedures may not be implemented on behalf of the Fund. Without limitation of the foregoing, USBGFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Fund and the intermediary.

e.

The Fund hereby directs, and USBGFS acknowledges, that USBGFS shall (i) permit federal regulators access to such information and records maintained by USBGFS and relating to USBGFS’ implementation of the Procedures, on behalf of the Fund, as they may request, and (ii) permit such federal regulators to inspect USBGFS’ implementation of the Procedures on behalf of the Fund.

6.	Pricing of Portfolio Positions.

a.

For each valuation date, obtain prices from a pricing source as instructed to USBGFS by an individual authorized by the Fund or its appointed Valuation Designee and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Fund’s Valuation Designee, or another person authorized by the Fund or the Valuation Designee, will be responsible to supply USBGFS with valuations. The Fund’s appointed Valuation Designee(s) is (are) responsible for the accuracy of the lists supplied to USBGFS of pricing sources and the list of individuals authorized to designate pricing sources or valuations on behalf of the Valuation Designee.

b.

If one or more of the primary pricing sources for the portfolio positions of the Fund is unavailable when needed, USBGFS may use an alternative pricing source identified by USBGFS on a temporary basis. In such event the alternative price is subject to the review and approval of the Fund, and the Fund shall promptly notify USBGFS of any desired changes to such alternative price. USBGFS shall not have any liability for the use of such alternative price so long as it has met its standard of care under Section 10 with respect to the selection of such alternative pricing source.

c.

If the Fund desires to provide a price for a portfolio position that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBGFS with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective. In such case USBGFS shall apply the price provided by the Fund without further investigation or verification.

d.

In the event that the Fund at any time receives Data containing price evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:

i.

evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method may consistently generate approximations that correspond to actual traded prices of the securities;

ii.

methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and

iii.

the Fund assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBGFS and its suppliers in this respect.

e.

Neither USBGFS, nor any of its employees, agents or suppliers is acting as the valuation designee within the meaning of Rule 2a-5 under the 1940 Act in respect of the Fund, and USBGFS shall not have any obligation for making fair value determinations or to investigate or verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, the Fund, any of their affiliates, or any pricing service approved by the Board, or fair values obtained from the Board or its valuation designee. USBGFS may perform certain tests on pricing data received each day, on a limited basis, which may include day over day tolerance breaks, NAV impact price analysis, and stale price testing, based on the availability of data from data vendors. However, such tests are limited, are not intended or designed to determine whether any price is fair or appropriate, and do not replace the valuation designee’s responsibility for the appropriateness of prices used in calculating the NAV of the Fund. Valuations received from a pricing source employed by the Fund or the Fund’s investment adviser, or from calculation models that are based on inputs or data delivered to these sources from individuals associated with the Fund or the Fund’s investment adviser, are not subject to these tests and will be utilized as instructed by the valuation designee. The Fund acknowledges that the same or similar positions held by the Fund may be valued differently by other customers of USBGFS and that USBGFS is not under any obligation to compare such prices or notify the Fund or the Fund of any such discrepancies. Notwithstanding anything else in this Agreement to the contrary, USBGFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, the Fund, any of their affiliates, or any third-party source.

7.	Changes in Accounting Procedures.

USBGFS shall perform its Services in accordance with the accounting practices and procedures of the Fund, provided that any changes to such accounting practices and procedures shall only be effective upon the Services following a resolution passed by the Board and receipt of written notice to and acceptance by USBGFS, which shall not be unreasonably withheld, and which may not be withheld when such change is required by applicable laws. USBGFS agrees to implement such changes in a timely fashion.

8.	Representations & Warranties.

a.	The Fund hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.

This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

iv.

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended (the “Securities Act”), will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares; and

v.

All records of the Fund provided to USBGFS by the Fund or by any prior or present service provider of the Fund are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

b.	USBGFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.

This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

iii.

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Notification of Error.

The Fund will notify USBGFS of any discrepancy between USBGFS and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by USBGFS to the Fund; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any shareholder regarding any such discrepancy. Notwithstanding any other provision in this Agreement, USBGFS shall have no liability with respect to any such discrepancy that the Fund does not notify USBGFS of within such time period.

10.	Standard of Care; Indemnification; Limitation of Liability.

a.

USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBGFS nor any of its affiliates shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Fund, or for any loss suffered by the Fund in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ control, except a loss arising out of or relating to USBGFS’ material breach of this agreement or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement.

b.

Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBGFS, its affiliates, and its and their officers, directors, managers, employees (the “USBGFS Indemnified Parties”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively “Losses”) that any such USBGFS Indemnified Party may sustain or incur or that may be asserted against a USBGFS Indemnified Party by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to a USBGFS Indemnified Party by any duly authorized officer of the Fund or by any other person authorized by the Fund to provide such instruction, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ material breach of this Agreement or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. If requested by a USBGFS Indemnified Party, the Fund shall advance (within thirty days of such request) any and all costs and expenses of such USBGFS Indemnified Party incurred in connection with any Losses or investigating or defending any matter to which such USBGFS Indemnified Party may be entitled to indemnification including, without limitation, attorneys’ and experts’ fees. The USBGFS Indemnified Party shall, in connection with any such advancement, agree to an undertaking to repay such advancement if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgement that the USBGFS Indemnified Party is not entitled to be indemnified by the Fund.

c.

USBGFS and its affiliates shall indemnify and hold the Fund and its trustees, officers, and employees (collectively the “Fund Indemnified Parties”) harmless from and against any and all Losses that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of or related to any action taken or omitted to be taken by USBGFS or its affiliates as a result of USBGFS or its affiliates’ material breach of this Agreement, or from USBGFS or its affiliates’ bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS and its affiliates, their successors and assigns, notwithstanding the termination of this Agreement.

d.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefore.

e.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS shall as promptly as possible under the circumstances notify the Fund in the event of any service interruption that impacts Fund Services’ services under this Agreement. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS as soon as practicable. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBGFS’ premises and operating capabilities and the books and records maintained on behalf of the Fund at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

f.

Notwithstanding anything herein to the contrary, USBGFS reserves the right to reprocess and correct administrative errors at its own expense. USBGFS shall promptly notify the Fund upon discovery of any administrative error and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions.

g.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. Unless it reserves any rights to deny indemnification, the indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim and shall be totally responsible for any liability of the indemnitee, and the indemnitee shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

h.	The indemnity and defense provisions set forth in this Section 10 shall indefinitely survive the termination and/or assignment of this Agreement.

i.	If USBGFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

j.

In conjunction with the tax services provided to the Fund by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to the Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. The Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to the Fund by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to the Fund. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice.

11.	Proprietary and Confidential Information.

a.

USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities or pursuant to legal process with jurisdiction over the Fund, provided that Fund Services will, to the extent permitted by law, provide the Fund with prior notice of such disclosure (iii) to defend a claim brought against USBGFS arising out of or related to any Services provided hereunder, or (iv) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

b.

USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders. USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the shareholders of the Fund (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Fund, USBGFS shall provide a written description of its Information Security Program. USBGFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Fund, expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be directly responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with the Fund or any of its affiliates’ regulators at USBGFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

c.

The Fund agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Fund may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Fund or any of its employees, agents or representatives, and information that was already in the possession of the Fund prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

d.

The Fund shall not make or change any written representations regarding the services provided by or the responsibilities of USBGFS or its affiliates under this Agreement, whether in the Fund’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to USBGFS or its affiliates any duties or responsibilities under this Agreement that are not specifically stated herein.

e.

Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Fund’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) if pre-approved by the Fund, USBGFS shall be permitted to include the name of the Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

12.	Records.

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable, but consistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that records relating to the services to be performed by USBGFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly made available for inspection or surrendered to the Fund or its designee on and in accordance with its request, provided, however, that the Fund shall bear the reasonable cost of transfer (including, without limitation, costs related to image conversions), and USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

13.	Compliance with Laws.

a.

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the Securities Act; the Exchange Act; the 1940 Act; the Investment Advisers Act of 1940, as amended; the Internal Revenue Code of 1986, as amended (the “Code”); the Sarbanes-Oxley Act of 2002 (the “SOX Act”); the USA PATRIOT Act of 2001; and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto. However, USBGFS retains primary responsibility for compliance matters relating to the services that it has contractually agreed to provide to the Fund.

b.

The Fund shall promptly notify USBGFS if the investment strategy of the Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Fund or the services provided under this Agreement.

c.

USBGFS and the Fund represent and warrant that they have adopted, implemented and shall maintain policies, procedures and controls reasonably designed to achieve compliance with all laws, regulations, rules, Executive Orders, or other governmental mandates related to economic sanctions that are or become applicable to that party (collectively, “Applicable Sanctions Law”). Further, USBGFS and the Fund represent and warrant that, in carrying out this Agreement, each party and its employees, officers, and agents will not knowingly take any action that would constitute or cause a violation of Applicable Sanctions Law. In the event that either USBGFS or the Fund comes to have reason to believe that the preceding representation and warranty is no longer true and correct with respect to services provided hereunder, such party will immediately notify the other party in writing, providing sufficient factual information for the other party to assess the nature and significance of the breach.

Further, each party acknowledges and agrees that to its knowledge neither it, nor its subsidiaries, nor any of its or their directors or officers, nor any employee, agent, or affiliate of the party or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the target of any Applicable Sanctions Law or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, the Crimea, Donetsk, Luhansk region of Ukraine, and Cuba, Iran, North Korea, Sudan and Syria. To the extent that either party knows or becomes aware that any assets of an investor in the Fund must be blocked, rejected or otherwise reported pursuant to Applicable Sanctions Law, the parties will notify each other to the extent permitted by law and USBGFS will follow Applicable Sanctions Law with respect to such assets. The Fund acknowledges that it had an opportunity to review and consider the written procedures provided by USBGFS addressing Applicable Sanctions Law.

d.

If, and only to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to USBGFS and the Fund the following provisions shall apply:

i.

The parties agree USBGFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree USBFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Fund shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by USBGFS, the transfer of Personal Data to USBGFS, and the transfer of Personal Data by USBGFS to third countries or regulatory organizations.

ii.

The parties further agree the Fund is a “Data Controller” under GDPR and DPL, as applicable. The Fund, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

iii.

USBGFS shall process the Personal Data: (i) in accordance with instructions of the Fund pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBGFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBGFS is subject. In the event USBGFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Fund prior to processing.

iv.	The Fund is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

v.	USBGFS shall:

1.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

2.	implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

3.

only appoint sub-processors with the prior written consent of the Fund (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBGFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable[1];

4.	beyond the initial appointment, inform the Fund of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Fund the opportunity to object;

5.

taking into account the nature of the processing, reasonably assist the Fund by appropriate technical and organizational measures, insofar as possible, to enable the Fund to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

6.

provide reasonable assistance to the Fund in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to USBGFS, and inform the Fund of Personal Data breaches without undue delay;

7.

at the written direction of the Fund, delete or return all Personal Data to the Fund after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

8.

make available to the Fund all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Fund or its auditor; and immediately inform the Fund if, in its opinion, the Fund’s instructions regarding this subsection infringes on GDPR or DPL.

vi.

Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

14.	Term of Agreement; Amendment.

[1]	For the avoidance of doubt, USBGFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Fund hereby authorizes such use.

a.

This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (90) days prior to the end of the then current term that it will not be renewing the Agreement.

b.

Subject to Section 15, this Agreement may be terminated by either party upon giving ninety (90) days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

c.

This Agreement shall automatically terminate if the Fund fails to maintain an effective registration statement under the 1940 Act and, if applicable, the Securities Act, or appropriate state securities law filings as necessary to enable the Fund to make a continuous public offering of its shares with respect to the Fund.

d.

This Agreement may be terminated by the non-breaching party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party.

e.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Fund and authorized or approved by the Board.

f.

The Fund may terminate this Agreement with 30 days prior written notice to USBGFS without penalty in the event that a regulatory body, including a self-regulatory body (i.e. FINRA, SEC) determines that the services provided under the Agreement do not comply with the laws, rules, regulations, findings or guidelines of such regulatory or self-regulatory body (“Regulatory Issue”) and USBGFS determines that it cannot make modifications or enhancements to the applicable services within a commercially reasonable period to resolve any such Regulatory Issue. The Fund may provide USBGFS with all written documentation from any such regulatory or self-regulatory body related to any such determination along with the termination notice. If the Fund terminates this Agreement based on a Regulatory Issue, notwithstanding anything to the contrary in the Agreement, the Fund will not be responsible for any payments under Section 16 of this Agreement.

g.

Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case the Fund shall not be obligated to pay an early termination fee under Section 16 of this Agreement): (i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; or (ii) the relevant federal or state authority withdrawing its authorization of either party.

15.	Early Termination.

In the absence of a breach of a material term of this Agreement, should the Fund elect to terminate this Agreement prior to the end of the then current term, the Fund agrees to pay the following fees:

a.	all fees associated with converting services to successor service provider;

b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c.	all reasonable and documented miscellaneous costs associated with a.-b. above.

16.	Duties in the Event of Termination.

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Fund, (except in the case of a material breach by USBGFS, in which case all expenses shall be borne by USBGFS), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBGFS has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund. USBGFS is authorized to destroy such books, records, and other data following termination in accordance with its record retention policy and applicable regulatory requirements if the Fund or its designee do not take possession of such records.

17.	Assignment.

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBGFS, or by USBGFS without the written consent of the Fund accompanied by the authorization or approval of the Board.

18.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.	No Agency Relationship.

a.

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

b.

The Fund acknowledges that the Board and officers of the Fund are responsible for management of the Fund and that USBGFS has no duties or obligations to manage or control the Fund. Any duties and obligations of USBGFS are strictly limited to those set forth herein.

c.

The Fund acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as a trustee of the Fund such person is serving in their own individual capacity at the pleasure of the shareholders of the Fund and not as a representative of USBGFS or any of its affiliates.

d.

The Fund acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as an officer of the Fund, or in any other similar capacity, such person is engaged in such position at the direction of, and subject to the supervision and oversight of, and removal by, the Board, and when such person is acting in such capacity they are doing so on behalf of the Fund and not as a representative of USBGFS or any of its affiliates.

20.	Services Not Exclusive.

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.	Fund Limitations

This Agreement is executed by the Fund with respect to itself, and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Fund individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. USBGFS further agrees that it shall not seek satisfaction of any such obligation from any shareholder of the Fund, nor from any trustee of the Fund, officers, employees or agents, whether past, present or future shall be personally liable therefore.

22.	Insurance

Fund Services shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by Fund Services under this Agreement. Upon the Fund’s reasonable request, Fund Services shall furnish to the Fund a summary of the applicable insurance coverage, including with respect to cybersecurity breaches.

23.	Invalidity.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

24.	Regulatory Services.

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to assisting in the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Fund acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Fund and rely on outside counsel retained by the Fund to review all services provided by USBGFS and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between the Fund and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

25.	Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Attn: GFS Contracts

Email: GFSContracts@usbank.com

and notice to the Fund shall be sent to:

c/o Raymond James Investment Management Inc.

880 Carillon Parkway

Saint Petersburg, FL 33716

Attn: Legal Department

Phone: 727-567-1000

Email: [carillonfundservices@carillontower.com]

26.	No Third-Party Rights.

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of the Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

27.	Multiple Originals; Electronic Signatures.

28.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

29.

This Agreement may be executed by means of electronic signatures, and a signed copy of this Agreement transmitted by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer effective as of the last date written below.

RJ PRIVATE CREDIT INCOME FUND	U.S. Bancorp Fund Services, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

Services

CORE SERVICE LINES

I.	Administration Services

A.	General Fund Administration

1.	Act as a liaison among Fund Service providers.

2.	Supply non-investment-related statistical and research data as requested

3.	Digital Board Services as described in Exhibit D

4.	Coordinate the Fund’s Board communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.	Prepare reports for the Board based on financial, tax and administrative data.

c.	Monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

d.	Prepare minutes of meetings of the Board, audit committee, and Fund shareholders subject to the review and approval of the Board and legal counsel for the Fund.

e.

Calculate dividends for review, approval, and ratification by the Board and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

f.	Attend Board meetings (including audit committee meetings) and present materials for the Board’s review at such meetings.

g.	Post Board materials to the Board’s web portal (Diligent).

5.	Audits/Examinations:

a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the IRPAF and facilitate the audit process.

b.	For SEC or other regulatory examinations, provide requested information to the Fund to assist the examination process.

6.	Pay Fund expenses upon written authorization from the Fund.

B.	Compliance Support:

1.	Regulatory Compliance Support

a.	Test compliance with portfolio holdings limitation under applicable 1940 Act requirements on a quarterly basis.

b.

Test on a quarterly basis the Fund’s compliance, on a post-trade basis, with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-2 (or similar documents) filed with the SEC (“Registration Statement”). Provide the results of such testing to the Fund.

c.

Provide any sub-certifications reasonably requested by the Fund in connection with (i) any certification required of the Fund pursuant to the SOX Act or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBGFS’ compliance program as it relates to the Fund, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein or to broaden any duties or obligations of USBGFS set forth here.

d.

In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act, USBGFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in Rule 38a-1) involving USBGFS that affect or could affect the Fund.

2.	Private Offering and Blue Sky Compliance Support:

a.

File with the SEC prepared Form D filings, and arrange filings with appropriate state securities authorities (e.g., Form D and “blue skey” filings) relating to the qualifications of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. Territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.

3.	SEC Registration and Reporting Support:

a.

Assist Fund counsel with respect to filings of the Registration Statement and required updates (e.g., preparation of expense table, performance information, preparation of shareholder expense transaction and annual fund operating expense examples; and investment adviser and trustee fee data).

b.

Assist Fund counsel in the preparation and filing of the annual and semiannual shareholder reports and other filings (e.g., Form N-CEN, Form N-CSR, Form N-PORT, Form N-23c-3 and Rule 24f-2 notices). As requested by the Fund, prepare and file Form N-PX.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File the fidelity bond under Rule 17g-1 of the 1940 Act.

e.	Assist Fund counsel in preparation of proxy statements, repurchase offers, tender offers and information statements, as requested by the Fund.

f.

While USBGFS shall assist in the preparation and filing of the materials noted above, the Fund acknowledges and agrees that USBGFS is not ultimately responsible for the content of such materials and shall not be held to be the maker of statements or opinions in any such materials unless USBGFS expressly agrees in a writing to be filed with such materials.

4.	IRS Compliance Support:

a.	Test on a quarterly basis the Fund’s status as a regulated investment company under Subchapter M of the Code, including review of the following:

i.	Diversification requirements.

ii.	Qualifying income requirements.

iii.	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its IRPAF.

C.	Financial Reporting

1.	Provide financial data required by the Registration Statement.

2.	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board, the SEC, and the IRPAF.

3.	Assist the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements.

4.	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.

5.	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.

6.	Prepare financial statements subject to review and approval from the Fund and the Fund’s auditors, which include the following items:

a.	Schedule of Investments

b.	Statement of Assets and Liabilities

c.	Statement of Operations

d.	Statement of Changes in Net Assets

e.	Statement of Cash Flows (if applicable)

f.	Financial Highlights

D.	Tax Reporting

1.

Prepare for the review of the IRPAF and/or Fund management the federal and state tax returns including Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its IRPAF. File on a timely basis appropriate federal and state tax returns including Forms 1120/8613, with any necessary schedules.

2.	Provide the Fund’s management and IRPAF with tax reporting information pertaining to the Fund and available to USBGFS as required in a timely manner.

3.	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s IRPAF.

4.	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested directors and other qualifying service providers.

5.	Monitor wash sale losses.

6.	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

E.	If the Fund so elects, USBGFS shall provide additional services that are further described in the fee schedule on Exhibit B.

II.	Accounting Services

A.	Portfolio Accounting Services:

1.	Maintain the security master file for the Fund.

2.	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

3.	Track and properly reflect corporate actions (e.g., stock splits, dividends, mergers, rights issuances, spin-offs, etc.) impacting the securities positions held by the Fund.

4.

As of the close of business on each day the Fund value their portfolio positions (each, a “Valuation Date”), obtain prices from a pricing source approved by the Board or its valuation designee and apply those prices to the Fund’s portfolio positions (also hereinafter referred to as “securities”). For those securities where market quotations are not readily available, the Board or its valuation designee shall determine fair value. USBGFS shall be entitled to rely on such prices and/or fair valuations without investigation or verification.

5.	Identify interest and dividend accrual balances as of each Valuation Date and calculate gross earnings on investments for each accounting period.

6.

Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each Valuation Date.

7.	On a daily basis, reconcile cash of the Fund with the Fund’s custodian and/or prime brokerage account(s).

8.	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services

1.	For each Valuation Date, monitor the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

2.	Process and record payments for Fund expenses.

3.	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBGFS and the Fund.

4.	Provide expense accrual and payment reporting.

C.	NAV Calculation and Financial Reporting Services

1.	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

2.	Apply equalization accounting as directed by the Fund.

3.

Determine net investment income (earnings) for the Fund as of each Valuation Date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each Valuation Date.

4.	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current Prospectus.

5.	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

6.	Communicate to the Fund, at an agreed upon time, the per share net asset value for each Valuation Date.

7.	Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

8.	Prepare monthly security transactions listings for the Fund.

D.	Tax Accounting Services

1.	Maintain accounting records for the investment portfolio of the Fund.

2.	Maintain tax lot detail for the Fund’s investment portfolio.

3.	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

4.	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Audit Support Services

1.

Support reporting to regulatory bodies and financial statement preparation by making the Fund’s accounting records available to the Fund, the SEC, and the Fund’s independent registered public accounting firm (“IRPAF”), in each case as requested by the Fund.

2.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the SOX Act or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

3.

Cooperate with the Fund’s IRPAF and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such IRPAF for the expression of their opinion on the Fund’s financial statements, without any qualification as to the scope of their examination.

F.	If the Fund so elects, USBGFS shall provide the Rule 2a-5 supplemental services described on, and subject to the terms and conditions of, Exhibit E.

G.	If the Fund so elects, USBGFS shall provide the Rule 18f-4 supplemental services described on, and subject to the terms and conditions of, Exhibit F.

III.	Transfer Agency and Investor Support Services

A.	Receive and process all orders for the purchase and/or repurchase of shares in accordance with applicable rules and under the Acts.

B.

Process purchase and repurchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Pay proceeds upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of shareholders.

D.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

E.

Prepare and transmit payments for income dividends and distributions declared by the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

F.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

G.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic investment and withdrawal, automatic investment and dividend reinvestment).

H.	Handle load processing.

I.

Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Exchange Act, a record of the total number of shares of the Fund which are authorized, issued and outstanding.

J.	Prepare ad-hoc reports as necessary at prevailing rates.

K.	Mail shareholder reports, Prospectuses to all current shareholders.

L.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

M.

Provide shareholder account information upon shareholder or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, repurchases and other confirmable transactions as agreed upon with the Fund.

N.

Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.

O.

Provide the total number of shares of the Fund sold in each state to enable the Fund or its agent to monitor such sales for blue sky law purposes; provided that the Fund, not USBGFS, is responsible for ensuring that share are not sold in violation of any requirement under the securities laws or regulations of any state.

P.	Answer correspondence from Fund shareholders, securities brokers and others relating to USBGFS’ duties hereunder within required time periods established by applicable regulation.

Q.	Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBGFS is responsible in accordance with USBGFS’ “as of” processing guidelines.

R.	Provide service and support to financial intermediaries including trade placements, settlements and corrections.

S.

After receiving specific written authorization from an officer of the Fund, enter into an agreement on behalf of the Fund that appoints one or more designated financial intermediaries as agents of the Fund for the limited purpose of accepting orders for the purchase and/or exchange, and/or repurchase of shares of the Fund in accordance with the Prospectus and the 1940 Act.

ADDITIONAL AND SUPPLEMENTAL SERVICES

Any additional or supplemental services not listed above may be provided from time to time upon mutual agreement of the parties, subject in all cases to the terms and conditions of this Agreement. Any such additional or supplemental services shall be provided at the fees specified on Exhibit B or at USBGFS’ then current standard rates for such services if not specified.

EXHIBIT B

Fees

[Reserved]

EXHIBIT C

Required Provisions of Data Service Providers

•

The Fund shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

•

The Fund will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•

The Fund agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Data, (b) not use the Data for any purpose independent of those for which it is provided by the Data Provider, and (c) exculpate the Data Provider, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Fund’s receipt or use of the Data (including expressly disclaiming all warranties).

•

The Fund will treat the Data as proprietary to the Data Provider. Further, the Fund shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•

The Fund will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Fund’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Fund shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•	The Fund shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Fund.

•	The Fund acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

•

The Fund acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Fund and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreements relating to the Data.

•

THE DATA IS PROVIDED TO THE FUND ON AN “AS IS” BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

•

THE FUND ASSUMES THE ENTIRE RISK OF ANY USE THE FUND MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE FUND, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE FUND TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

EXHIBIT D

Digital Board Services

1.	Services. USBGFS shall provide the following supplemental digital board services to the Fund (the “Digital Board Services”) as described below:

a.	Comprehensive Digital Services

i.	Full access to the premium version of Diligent’s board portal, including compilation and distribution of all board materials by USBGFS.

2.	Third-Party Vendors.

a.

The Comprehensive Digital Services are reliant upon services provided by Diligent as a third-party vendor to USBGFS, and if USBGFS shall cease to have access to the Diligent services for any reason the obligations of the parties hereto with respect to the Comprehensive Digital Services shall immediately terminate further liability.

b.

The Fund agrees that it shall, and it shall cause its Board participants and other users to, comply with any terms of use established by Diligent, applicable to the use of the services and the access to any Diligent portals or electronic sites.

c.

The Fund agrees that USBGFS shall not be responsible or liable for any actions or inactions of Diligent or any other third-party vendor, for any lack of access to any Diligent portal or other electronic site, or for any errors, data loss, or other cyber-security event by Diligent, at or through a Diligent maintained electronic site, or at any other third-party vendor. The Fund acknowledges that Diligent is not responsible for maintaining records of the Fund.

d.

USBGFS MAKES NO WARRANTY OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR SUFFICIENCY OF ANY DATA OR OTHER INFORMATION PROVIDED THROUGH THE DILIGENT PORTALS, ANY DILIGENT ELECTRONIC SITE, OR OTHERWISE THROUGH THE COMPREHENSIVE DIGITAL SERVICES OR THE LIGHT DIGITAL OFFERING.

EXHIBIT E

Rule 2a-5 Supplemental Services

1.	If the Fund elects to receive the Rule 2a-5 Supplemental Services, USBGFS shall provide the following services to the Fund (the “Rule 2a-5 Supplemental Services”):

A.	Price Comparison Report

i.	The Price Comparison Report is a monthly report showing prices from an alternative source chosen by USBGFS for certain instruments held by the Fund.

B.	Back-testing and Calibration Report

i.

The Back-testing and Calibration Report shows (a) the actual buy price for certain instruments held by the Fund compared to the next price used for such instrument in the Fund’s NAV and (b) the actual sale price of certain instruments held by the Fund compared to the prior price used for such instrument in the Fund’s NAV.

C.	Adviser Valuation Oversight Report

i.

The Adviser Valuation Oversight Report is graphic overview of the Fund’s assets, the pricing sources used by the Fund, the types of prices used, and the preliminary fair value leveling utilized for Form NPORT.

2.

The Fund shall pay USBGFS fees for the Rule 2a-5 Supplemental Services for the Fund receiving such services based upon the number of level 2 instruments (as defined by the Fund’s Topic 820 Report) held by each such Fund as a percentage of that Fund’s total positions in accordance with the following table:

Percentage of individual level 2 instruments held by a Fund	Monthly Fee for Such Fund[2]
5% or less	$	[	]
More than 5% but less than 25%	$	[	]
25% or more	$	[	]

3.

The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to USBGFS’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in USBGFS’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.

[2]

NOTE: The Rule 2a-5 Supplemental Services and the associated fees are dependent on comparison prices from USBGFS’ chosen comparison third-party pricing source. The Fund may choose to perform comparison pricing with a different comparison pricing vendor under an alternative service with different associated costs.

4.

The alternative pricing information provided in the Rule 2a-5 Supplemental Services is intended for comparison purposes only. THE FUND IS RESPONSIBLE FOR SELECTING THE PRICING SOURCES USED FOR EACH INSTRUMENT HELD BY THE FUND FOR CALCULATING THE FUND’S NET ASSET VALUE, FOR DETERMINING THE APPROPRIATE PRICING METHODOLOGIES USED BY THE FUND, AND FOR DETERMINING THAT THE PRICES USED FOR EACH INSTRUMENT ARE APPROPRIATE. USBGFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, the Fund, any of their affiliates, or any third-party source. Notwithstanding anything else in this Addendum or the Agreement to the contrary, USBGFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, the Fund, any of their affiliates, or any third-party source.

5.

USBGFS shall only include pricing comparison information in the Rule 2a-5 Supplemental Services from third-party sources. USBGFS shall not be responsible for (i) providing any discretionary or subjective valuation of any instrument, (ii) providing any pricing information not available from a third-party source, (iii) providing any recommendation or opinion on whether a primary price or a comparison price is appropriate, or (iv) determining the appropriate pricing source for any instrument.

6.

The Fund acknowledges that it is responsible for determining the suitability and applicability of the information obtained through the Rule 2a-5 Supplemental Services. USBGFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF INFORMATION PROVIDED IN THE RULE 2a-5 SUPPLEMENTAL SERVICES.

EXHIBIT F

SEC Derivatives Rule 18f-4 Supplemental Services

1.

USBFS has entered into agreements with Confluence Technologies (“Confluence”) to provide data (the “Confluence Data”) and access for the Fund to Confluence’s web platform (“Platform”) for use in or in connection with the compliance and reporting requirements under the Rule (the “Rule 18f-4 Supplemental Services”).

2.

If the Fund elects to receive the Rule 18f-4 Supplemental Services, the Fund shall pay the following additional fees associated with complying with the requirements of the Rule, including the access to the third-party web platform, commencing on the date the Fund begins accessing the third-party web platform:

Offering	Price per Fund per Month*
Limited Derivatives User	$	[	]
Full Derivatives User (no OTC derivatives)	$	[	]
Full Derivative User (with 1-5 OTC derivatives)	$	[	]
Full Derivative User (with 5 or more OTC derivatives)	$	[	]
Closed Fund Data Maintenance Fee	$	[	]

*	Additional fees may apply from index providers

3.

In connection with the provision of the Confluence Data and access to the Platform, Confluence requires certain provisions to be included in the Agreement. Accordingly, the Fund agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Confluence Data and Platform, (b) not use the Confluence Data for any purpose independent of complying with the requirements of the Rule, (c) exculpate Confluence, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Fund’s receipt or use of the Confluence Data (including expressly disclaiming all warranties). The Fund further agrees that Confluence shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (c).

4.

The Fund acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to the Platform. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE PLATFORM.

5.

In the event of termination of the Rule 18f-4 Supplemental Services, the Fund shall immediately end its access to the Platform and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any storage medium, unless such access continues to be permitted pursuant to a separate agreement.

6.

The Fund assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for failure to properly access the Platform in the manner prescribed by USBFS, and for the Fund’s failure to supply accurate and complete information to USBFS.

7.

The Fund must provide USBFS with such information as is requested by USBFS or Confluence to assist in developing the Confluence Data needed for the Fund’s obligations under the Rule. The Fund must provide USBFS with such information as is necessary for USBFS to provide the Fund with access to the Platform.

EXHIBIT G

Digital Investor, Digital Investor Institutional, Vision Electronic Statement Service, Chat

and INFORMATM

1.	Services and Definitions

A.

Internet Access – Internet access by Shareholders to their account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Fund group’s web site(s) through a transparent hyperlink. To the extent offered by the Fund, Shareholders can access, among other information, account information and portfolio holdings within the Fund, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.

“INFORMA Services” means the services that enable DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the systems known as Digital Investor or Digital Investor Institutional (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.

“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.	“Vision Electronic Statement Services” – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.

“Chat” – A web-based system to permit Shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.	“Digital Investor” – An internet portal for Shareholder access

H.	“Digital Investor Institutional” – An internet portal for Institutional Shareholder access

I.	“Electronic Services” shall consist of those services set out in paragraph A through H above.

J.	“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.	Duties and Responsibilities of USBGFS

USBGFS shall:

A.

Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBGFS’ reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.

Provide installation services for Electronic Services, which shall include review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the Electronic Services site and the Fund’s web site(s) and testing the network connectivity and performance.

C.

Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Fund’s officers and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBGFS to the Electronic Services customers, as determined solely by USBGFS or (ii) maintenance of customized features.

D.

Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Fund’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBGFS.

E.	Address and mail, at the Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Electronic Services.

F.

Prepare and process new account applications received through the Internet Service from Shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through ACH.

G.

Provide the End User with a transaction confirmation number for each completed purchase, repurchase, or exchange of the Fund’s shares upon completion of the transaction. Transactions are not considered in good order, and will not be processed, until the entry of the trade and proper authorization has been completed. If order entry or authorization occur after market close the transaction will be posted and receive the Net Asset Value for the next business day.

H.

Informa, Digital Investor, Digital Investor Institutional, Vision, and E-Statement are provided by a third party (“Third Party Electronic Services”). Third Party Electronic Services utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. USBGFS will take commercially standard actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Fund promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBGFS becomes aware.

J.

Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to USBGFS in writing from time to time, and all “point and click” features of the Electronic Services relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.

Establish and provide to the Fund written procedures, which may be amended from time to time by USBGFS with the written consent of the Fund, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Fund and End Users.

L.

Provide the Fund with daily reports of transactions listing all purchases or transfers made by each End User separately. USBGFS shall also furnish the Fund with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.

Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Fund with a copy of the auditor’s report promptly.

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Fund’s Internet site for a minimum period of twenty-four (24) months after delivery.

3.	Duties and Responsibilities of the Fund

The Fund or the End User, respectively, assume exclusive responsibility for the consequences of any instructions it may give to USBGFS, its own failure to properly access the Electronic Services in the manner prescribed by USBGFS, and its failure to supply accurate information to USBGFS.

The Fund shall:

A.

Revise and update the applicable Prospectus(es) and other pertinent materials including, without limitation, the fund’s website(s), and obtain all necessary consents and agreements with respect to the Electronic Services (such as user agreements with End Users), to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBGFS.

B.

Be responsible for designing, developing and maintaining one or more web sites for the Fund through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Fund shall provide USBGFS with the name of the host of the Fund’s web site server and shall notify USBGFS of any change to the Fund’s web site server host.

C.	Provide USBGFS with such information and/or access to the Fund’s web site(s) as is necessary for USBGFS to provide the Electronic Services to End Users.

D.

Promptly notify USBGFS of any problems or errors with the applicable Electronic Services of which the Fund becomes aware or any changes in policies or procedures of the Fund requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Fund’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.

Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit B. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.

The Fund’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit B is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.

Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit B and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit B, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit B.

6.	Compensation

USBGFS shall be compensated for providing the Electronic Services selected by the Fund from time to time in accordance with the fee schedule set forth in Exhibit B (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.

Subject to Section 2 of this Exhibit, USBGFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBGFS’ sole liability to the Fund or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBGFS hereunder shall be to use its best efforts to commence or resume the Electronic Services as promptly as is reasonably possible, so long as the delay or interruption was not the proximate result of USBGFS’s gross negligence or willful misconduct.

B.

USBGFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Fund and its trustees, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services.

C.

If an injunction is issued against the Fund or a Fund’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBGFS shall, at its own option and expense, either (i) procure for the Fund the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Fund, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Fund’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund. If in the Fund’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund, the Fund may terminate all rights and responsibilities under this Exhibit B immediately on written notice to USBGFS.

D.

Because the ability of USBGFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBGFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBGFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBGFS or its affiliates) that cause a disruption of the Electronic Services, unless USBGFS did not exercise reasonable care in following commercial standards to protect the Electronic Services.

E.	USBGFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input.

F.

Certain Electronic Services may permit the Fund or the Fund to provision End Users. If the Fund or the Fund undertake to provision End Users, the Fund or the Fund, as applicable, shall be solely responsible for providing access to End Users, removing access for End Users, and for maintaining appropriate safeguards over access credentials for End Users. USBGFS shall not be responsible for any unauthorized or improper use of the Electronic Services by such End Users or by any other person accessing the Electronic Services through the action or inaction of the Fund, the Fund, or such End Users.

G.

Notwithstanding anything to the contrary contained herein, USBGFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBGFS. USBGFS is entitled to reasonably presume that all information and transaction requests submitted through the Electronic Services are genuine in the absence of actual information to the contrary. USBGFS will not be liable for any loss, liability, cost or expense for reasonably following instructions communicated through the Electronic Services, including fraudulent or unauthorized instructions.

8.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBGFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBGFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit B, (i) End Users will no longer be able to access the Electronic Services and (ii) the Fund will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBGFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium, except to the extent the Fund is required to keep copies of such records under applicable law.